Exhibit 99.1

ICONIX BRAND GROUP REPORTS FINANCIAL RESULTS FOR THE FOURTH QUARTER AND

FULL YEAR 2014

•	2014 revenue of $461.2 million, a 7% increase over prior year

•	2014 diluted non GAAP EPS of $2.78, a 16% increase over prior year

•	Q4 total revenue of $112.4 million, a 7% increase over prior year quarter

•	Q4 diluted non GAAP EPS of $0.56, a 4% increase over prior year

•	2014 share repurchases of approximately $193 million or 5.0 million shares

NEW YORK, New York—February 26, 2015—Iconix Brand Group, Inc. (NASDAQ: ICON) (“Iconix” or the “Company”), today announced financial results for the fourth quarter and year ended December 31, 2014.

In connection with the Company’s evolving business model, financial reporting includes a more detailed breakdown of revenue and a new presentation of free cash flow.

Full Year 2014 Results for Iconix Brand Group, Inc.:

Total revenue for the full year 2014 was approximately $461.2 million, a 7% increase as compared to approximately $432.6 million for the prior year. Licensing revenue for 2014 was approximately $406.9 million, a 2% increase as compared to approximately $398.0 million in the prior year. Other revenue for 2014 was approximately $54.3 million, a 57% increase as compared to approximately $34.6 million in the prior year. On a non-GAAP basis, as defined in the tables below, net income attributable to Iconix for 2014 was approximately $145.5 million, a 2% increase as compared to approximately $142.2 million in the prior year, and non-GAAP diluted earnings per share was approximately $2.78 for 2014, a 16% increase versus $2.39 for the prior year. GAAP net income attributable to Iconix for 2014 was approximately $152.7 million, a 19% increase as compared to $128.0 million in the prior year, and GAAP diluted EPS for 2014 increased 26% to $2.66 as compared to $2.11 in the prior year. EBITDA attributable to Iconix for 2014 was approximately $263.8 million, as compared to approximately $262.9 million in the prior year. Free cash flow attributable to Iconix, as redefined in the tables below, was approximately $174.3 million for 2014, a 26% decrease as compared to approximately $235.5 million in the prior year. In connection with the formation of joint ventures and sale of certain trademarks the Company generated approximately $51.2 million of notes receivable in 2014 as compared to approximately $15.8 million in 2013.

Q4 2014 Results for Iconix Brand Group, Inc.:

Total revenue for the fourth quarter of 2014 was approximately $112.4 million, a 7% increase as compared to approximately $105.3 million in the fourth quarter of 2013. Licensing revenue increased 16% to approximately $102.2 million as compared to approximately $88.3 million in the prior year quarter. Other revenue was $10.3 million in the fourth quarter compared to $17.0 million in the prior year quarter. On a non-GAAP basis, as described in the tables below, net income attributable to Iconix was $28.3 million, a 6% decrease as compared to the prior year quarter of approximately $30.2 million. Non-GAAP diluted EPS for the fourth quarter of 2014 increased 4% to $0.56 as compared to $0.54 in the prior year quarter. GAAP net income attributable to Iconix for the fourth quarter of 2014 was approximately $23.9 million, a 9% decrease as compared to $26.1 million in the prior year quarter, and GAAP diluted EPS for the fourth quarter of 2014 was $0.44, as compared to $0.44 in the prior year quarter. EBITDA attributable to Iconix for the fourth quarter was approximately $50.4 million, a 16% decrease as compared to approximately $60.1 million in the prior year quarter. Free cash flow attributable to Iconix, as redefined in the tables below, for the fourth quarter was approximately $46.3 million, a 19% decrease as compared to the prior year quarter of approximately $57.4 million.

EBITDA, free cash flow, non-GAAP net income and non-GAAP diluted EPS are all non-GAAP metrics. Definitions along with reconciliation tables for, each are attached to this press release.

Neil Cole, Chairman and CEO of Iconix Brand Group, Inc. commented, “We are pleased with our performance in 2014 and are enthusiastic about our growing global brand management platform, which today includes a diversified portfolio of over 35 brands across women’s, men’s, home and entertainment. In 2015, we expect to achieve strong top and bottom line growth driven by steady expansion in our domestic licensing business, rapid growth in our international business both inside our joint ventures and across the territories that we control, the excitement surrounding our upcoming Peanuts movie and the benefits of our recently announced Strawberry Shortcake and PONY transactions.”

2015 Guidance for Iconix Brand Group, Inc.:

•	Raising 2015 revenue guidance to $490-$510 million from $485-$500 million

•	Raising 2015 non-GAAP diluted EPS guidance to $3.00-$3.15 from $2.90-$3.10

•	Raising 2015 GAAP diluted EPS guidance to $3.06-$3.20 from $2.82-$3.00

•	Establishing new 2015 free cash flow calculation and guidance of $208-$218 million

This guidance relates to the Company’s existing portfolio of brands, and includes the Company’s recently announced PONY and Strawberry Shortcake transactions, but does not include any additional acquisitions.

See reconciliation tables below for non-GAAP metrics. Please note that, for comparative purposes, the definition of free cash flow has been updated. Please see the free cash flow reconciliation table and accompanying discussion below regarding this change. These non-GAAP metrics may be inconsistent with similar measures presented by other companies and should only be used in conjunction with our results reported according to U.S. GAAP. Any financial measure other than those prepared in accordance with U.S. GAAP should not be considered a substitute for, or superior to, measures of financial performance prepared in accordance with U.S. GAAP.

About Iconix Brand Group, Inc.

Iconix Brand Group, Inc. owns, licenses and markets a growing portfolio of consumer brands including: CANDIE’S (R), BONGO (R), BADGLEY MISCHKA (R), JOE BOXER (R), RAMPAGE (R), MUDD (R), MOSSIMO (R), LONDON FOG (R), OCEAN PACIFIC (R), DANSKIN (R), ROCAWEAR (R), CANNON (R), ROYAL VELVET (R), FIELDCREST (R), CHARISMA (R), STARTER (R), WAVERLY (R), ZOO YORK (R), SHARPER IMAGE (R), UMBRO (R), LEE COOPER (R), ECKO UNLTD. (R), and MARC ECKO (R). In addition, Iconix owns interests in the ARTFUL DODGER (R), MATERIAL GIRL (R), PEANUTS (R), ED HARDY (R), TRUTH OR DARE (R), BILLIONAIRE BOYS CLUB (R), ICE CREAM (R), MODERN AMUSEMENT (R), BUFFALO (R), NICK GRAHAM (R) and PONY (R) brands. The Company licenses its brands to a network of leading retailers and manufacturers that touch every major segment of retail distribution from the luxury market to the mass market in both the U.S. and worldwide. Through its in-house business development, merchandising, advertising and public relations departments, Iconix manages its brands to drive greater consumer awareness and equity.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995. The statements that are not historical facts contained in this press release are forward-looking statements that involve a number of known and unknown risks, uncertainties and other factors, all of which are difficult or impossible to predict and many of which are beyond the control of the Company, which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward looking statements. Such factors include, but are not limited to, uncertainty regarding the results of the Company’s acquisition of additional licenses, continued market acceptance of current products and the ability to successfully develop and market new products particularly in light of rapidly changing fashion trends, the impact of supply and manufacturing constraints or difficulties relating to the Company’s licensees’ dependence on foreign manufacturers and suppliers, uncertainties relating to customer plans and commitments, the ability of licensees to successfully market and sell branded products, competition, uncertainties relating to economic conditions in the markets in which the Company operates, the ability to hire and retain key personnel, the ability to obtain capital if required, the risks of litigation and regulatory proceedings, the risks of uncertainty of trademark protection, the uncertainty of marketing and licensing acquired trademarks and other risks detailed in the Company’s SEC filings. The words “believe”, “anticipate”, “estimate”, “expect”, “confident”, “continue”, “will”, “project”, “provide”, “guidance” and similar expressions identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward looking statements, which speak only as of the date the statement was made. All forward-looking statements are qualified by these cautionary statements and apply only as of the date they are made. The Company undertakes no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

# #

Contact Information:

Jaime Sheinheit

Investor Relations

Iconix Brand Group

212.730.0030

Unaudited Condensed Consolidated Income Statements

(in thousands, except earnings per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
Licensing revenue	$102,161	$88,265	$406,940	$398,047
Other revenue	10,251	16,999	54,303	34,579

Total revenue	112,412	105,264	461,243	432,626
Selling, general and administrative expenses	62,725	47,073	205,410	175,215

Operating income	49,687	58,191	255,833	257,411
Other (income)/expenses
Interest expense, net	19,745	21,295	81,590	68,878
Other income	—	—	(37,893)	—
Equity earnings on joint ventures	(4,149)	(4,541)	(17,030)	(12,129)

Other expenses - net	15,596	16,754	26,667	56,749
Income before income taxes	34,091	41,437	229,166	200,662
Provision for income taxes	5,498	10,643	61,737	58,075

Net income	$28,593	$30,794	$167,429	$142,587

Less: Net income attributable to non-controlling interest	$4,723	$4,648	$14,693	$14,539

Net income attributable to Iconix Brand Group, Inc.	$23,870	$26,146	$152,736	$128,048

Earnings per share:
Basic	$0.50	$0.51	$3.15	$2.28

Diluted	$0.44	$0.44	$2.66	$2.11

Weighted average number of common shares outstanding:
Basic	47,685	51,288	48,431	56,281

Diluted	54,552	59,540	57,366	60,734

Revenue by Division

(in thousands)

	Three Months Ended Dec. 31,		Year Ended Dec. 31,
	2014	2013	2014	2013
Womens	$34,048	$30,080	$148,482	$138,262
Mens	$32,696	$30,188	$111,693	$143,916
Home	$10,504	$9,147	$43,694	$40,920
Entertainment	$24,913	$18,850	$103,071	$74,949
Other	$10,251	$16,999	$54,303	$34,579

Total	$112,412	$105,264	$461,243	$432,626

Selected Balance Sheet Items: (in thousands)	(Unaudited) 12/31/2014	12/31/2013
Total Assets	$2,873,391	$2,864,158
Total Liabilities	$1,804,630	$1,762,216
Total Stockholders’ Equity and Mezzanine Equity	$1,068,761	$1,101,942

The following tables detail unaudited reconciliations from non-GAAP amounts to U.S. GAAP and include reconciliations related to ASC Topic 470 as it relates to accounting for convertible debt, incremental dilutive shares related to our convertible debt that are covered by our existing convertible note hedges, and non-cash gains related to the re-measurement of investments.

Note: All items in the following reconciliation tables are attributable to Iconix Brand Group, Inc. and exclude results related to non-controlling interests.

(in thousands, except per share data)

	(Unaudited)		(Unaudited)
	Three months ended		Year ended
Net income reconciliation	Dec. 31, 2014	Dec. 31, 2013	Dec. 31, 2014	Dec. 31, 2013
Non-GAAP net income (1)	$28,337	$30,215	$145,528	$142,173

GAAP net income	$23,870	$26,146	$152,736	$128,048
Adjustments:
Non-cash interest related to ASC Topic 470	6,872	6,358	26,804	22,071
Non-cash gain related to investment in Iconix Latin America	—	—	(37,893)	—
Taxes related to above items	(2,405)	(2,289)	3,881	(7,946)

Net	4,467	4,069	(7,208)	14,125

Non-GAAP net income	$28,337	$30,215	$145,528	$142,173

Non-GAAP weighted average diluted shares reconciliation

	(Unaudited)		(Unaudited)
	Three months ended		Year ended
	Dec. 31, 2014	Dec. 31, 2013	Dec. 31, 2014 (3)	Dec. 31, 2013
Non-GAAP weighted average diluted shares	50,352	55,819	52,257	59,390

GAAP weighted average diluted shares	54,552	59,540	57,366	60,734
Less: additional incremental dilutive shares covered by hedges for: (2)
2.50% Convertible Notes	(1,819)	(2,199)	(2,209)	(732)
1.50% Convertible Notes	(2,381)	(1,522)	(2,900)	(612)

Subtotal	(4,200)	(3,721)	(5,109)	(1,344)

Non-GAAP weighted average diluted shares	50,352	55,819	52,257	59,390

	(Unaudited)		(Unaudited)
	Three months ended		Year ended
Diluted EPS reconciliation	Dec. 31, 2014	Dec. 31, 2013	Dec. 31, 2014 (3)	Dec. 31, 2013
Non-GAAP diluted EPS (1)	$0.56	$0.54	$2.78	$2.39

GAAP diluted EPS	$0.44	$0.44	$2.66	$2.11
Adjustments for non-cash interest related to ASC 470, net of tax	$0.12	$0.10	$0.54	$0.28
Non-cash gain related to investment in Iconix Latin America, net of tax	—	—	($0.42)	—

Non-GAAP diluted EPS	$0.56	$0.54	$2.78	$2.39

Forecasted Diluted EPS	Year Ending Dec. 31, 2015
	High	Low

Forecasted Non-GAAP diluted EPS (1)	$3.15	$3.00

Forecasted GAAP diluted EPS	$3.20	$3.06
Non-cash gain related to re-measurement of investment, net of tax	($0.53)	($0.53)
Adjustments for non-cash interest related to ASC 470, net of tax, and incremental dilutive shares covered by hedges	$0.48	$0.47

Forecasted Non-GAAP Diluted EPS	$3.15	$3.00

(1)	Non-GAAP net income and non-GAAP diluted EPS (along with non-GAAP weighted average diluted shares) are non-GAAP financial measures which represent net income excluding any non-cash interest related to ASC Topic 470 and non-cash non-recurring gains and charges, net of tax, and any incremental dilutive shares related to our convertible notes that are covered by their respective hedges. The Company believes these are useful financial measures in evaluating its financial condition because they are representative of only actual cash results.

(2)	Based on the average closing stock price for the three month and year ended December 31, 2014 there were potential dilutive shares related to our convertible notes for GAAP purposes; however, the Company will not be responsible for issuing a portion of these shares as they are covered by our convertible notes hedges.
(3)	Non-GAAP diluted shares for the year ended December 31, 2014 includes a correction to the first quarter 2014 non-GAAP diluted share count by 1.2 million fewer shares related to the anti-dilutive impact of the Company’s convertible notes hedges.

EBITDA Reconciliation from Net Income

	(Unaudited)		(Unaudited)
	Three months ended		Year ended
	Dec. 31, 2014	Dec. 31, 2013	Dec. 31, 2014	Dec. 31, 2013
EBITDA (4)	$50,358	$60,130	$263,783	$262,943

Reconciliation of EBITDA:
Net Income	$23,870	$26,146	$152,736	$128,048
Add: Income taxes	5,498	10,643	61,737	58,075
Add: Net interest expense and non-cash gain related to investment in Iconix Latin America	19,630	21,170	43,234	67,995
Add: Depreciation and amortization of certain intangibles	1,360	2,171	6,076	8,825

EBITDA	$50,358	$60,130	$263,783	$262,943

EBITDA Reconciliation from Cash Flow from Operations	(Unaudited) Year ended
	Dec. 31, 2014	Dec. 31, 2013
EBITDA (4)	$263,783	$262,943

Reconciliation of EBITDA:
Net cash provided by operating activities	$162,520	$203,152
Add / (Less):
Gain from sale of trademarks and formation of joint ventures	54,303	34,579
Cash interest expense, net	46,713	39,224
Cash taxes	16,163	26,659
Other	8,705	2,220
Net income attributable to non-controlling interest	(14,693)	(14,539)
Stock compensation expense	(18,492)	(20,018)
Provision for doubtful accounts	(11,127)	(9,718)
Net change in balance sheet items	19,691	1,384

EBITDA	$263,783	$262,943

(4)	EBITDA, a non-GAAP financial measure, represents net income before income taxes, interest, other non-operating gains and losses, depreciation and amortization expenses. The Company believes EBITDA provides additional information for determining its ability to meet future debt service requirements, investing and capital expenditures, and is useful because it provides supplemental information to assist investors in evaluating the Company’s financial condition.

Free Cash Flow Reconciliation

With respect to the redefined presentation of free cash flow, the Company’s historic reported free cash flow did not account for the timing of payments. It reflected both cash from operations plus any notes the Company received in year from business initiatives such as the formation of joint ventures. The increased number of joint venture transactions in 2014 has led to an increase in the receivable component of the Company’s previous free cash flow calculation. The revised free cash flow calculation includes only cash received in the period

The tables below reflect our new presentation of free cash flow.

	(Unaudited)		(Unaudited)
	Three months ended		Year ended
(in thousands)	Dec. 31, 2014	Dec. 31, 2013	Dec. 31, 2014	Dec. 31, 2013
Free Cash Flow (5)	$46,302	$57,426	$174,282	$235,519

Reconciliation of Free Cash Flow:
Net cash provided by operating activity	$38,074	$42,934	$162,520	$203,152
Less: Capital expenditures	(419)	(163)	(1,505)	(1,209)
Add: Cash received from sale of trademarks and formation of joint ventures	10,185	18,505	24,915	41,866
Less: Distributions to non-controlling interests	(1,538)	(3,850)	(11,648)	(8,290)

Free Cash Flow	$46,302	$57,426	$174,282	$235,519

Forecasted Free Cash Flow	Year Ending Dec. 31, 2015
	High	Low
Free Cash Flow (5)	$218,000	$208,000

Reconciliation of Free Cash Flow:
Net cash provided by operating activity	$195,000	$190,000
Less: Capital expenditures	(2,000)	(2,000)
Add: Cash received from sale of trademarks and formation of joint ventures	43,000	38,000
Less: Distributions to non-controlling interests	(18,000)	(18,000)

Free Cash Flow	$218,000	$208,000

(5)	Free Cash Flow, a non-GAAP financial measure, represents net cash provided by operating activities, plus cash received from the sale of trademarks and formation of joint ventures, less distributions to non-controlling interests and capital expenditures. Free Cash Flow excludes notes receivable from sale of trademarks and the formation of joint ventures, mandatory debt service requirements, and other non-discretionary expenditures. Free Cash Flow should not be considered in isolation, as a measure of residual cash flow available for discretionary purposes, or as an alternative to operating results presented in accordance with GAAP. The Company believes Free Cash Flow is useful because it provides information regarding actual cash received in a specific period from the Company’s comprehensive business strategy of maximizing the value of its brands through traditional licensing, international joint ventures and other arrangements. It also provides supplemental information to assist investors in evaluating the Company’s financial condition and ability to pursue opportunities that enhance shareholder value.